Exhibit 10(i)

THIS AGREEMENT dated for reference the 14th day of June, A.D. 2000.

BETWEEN:

BOW MINES LTD., a company duly incorporated pursuant to the laws of the Province of B.C., and having an office located at 4793 Commercial Drive, Vancouver, Province of British Columbia, V5N 4G8;

(hereinafter referred to as the "Optionor")

OF THE FIRST PART
AND:

INVESTNET, INC., a Nevada corporation, with office at 713 - 938 Howe Street, Vancouver, Province of British Columbia, V6Z 1N9;

(hereinafter referred to as the "Optionee")

OF THE SECOND PART
AND:

KARL SCHINDLER, Businessman, of 4793 Commercial Drive, Vancouver, Province of British Columbia, V5N 4G8;

(hereinafter referred to as the "Schindler")

OF THE THIRD PART

WHEREAS the Optionor is the beneficial owner and Schindler is the registered owner of a 100% undivided interest in three (3) mineral leases and seven (7) mineral claims located in Greenwood Mining Division, of the Province of British Columbia (hereinafter called the "Property") which is described in Schedule "A" attached hereto and made part hereof.

AND WHEREAS the Optionor wishes to grant to the Optionee the exclusive and irrevocable option to acquire, free of any liens, charges and encumbrances or adverse claims whatsoever, save and except as described herein, a 100% interest in the Property subject to a net smelter return royalty.

AND WHEREAS the Optionee wishes to acquire an interest in the Property on the terms hereinafter provided.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the payments and the premises, the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

REPRESENTATIONS OF THE OPTIONOR

1.01 The Optionor and Schindler, jointly and severally, represent and warrant to the Optionee that:

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     (a)  the  Optionor  holds a 100%  interest in the  Property as described in
          Schedule "A" attached hereto;

     (b) the Optionor and Schindler have not made, committed, executed or suffered any act, deed, matter or thing whereby its interest in the Property may be effected or encumbered in title or otherwise;

     (c) the Property is free and clear of all liens, charges and encumbrances of any kind and are in compliance with the mining laws of the Province of British Columbia and all applicable reclamation and environmental laws, rules, regulations, orders, judgments and deceases;

     (d) the Property is not subject to any pending or threatened claims by a third party or governmental agency;

     (e) the mineral interest comprising the Property have been duly and validly created pursuant to the laws of British Columbia and are in good standing in respect to the performance and recording of assessment work;

     (f) the Optionor has a right to enter into this Agreement and transfer an interest in the Property;

     (g) the Optionor it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia;

     (h)  Schindler holds the Property in trust for the Optionor;

     (i) the Optionor has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the constating documents of the Optionor or any shareholders or directors resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound;

     (j) no proceedings are pending for and the Optionor is unaware of any basis for the institution of any proceedings leading to it's dissolution or winding-up or placing it in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

     (k) entering into this Agreement does not conflict with any applicable law by which the Optionor and Schindler are bound;

     (l) reclamation and rehabilitation of those parts of the Property which have been previously worked have been properly completed in compliance with all applicable laws and the Optionor hereby covenants and agrees to save the Optionee harmless from and against any loss, liability, claim, demand, damage, expense, injury or death arising out of or in connection with the operations or activities which were carried out on the Property prior to the date of this Agreement; and

     (m) they have advised the Optionee of all of the material information relating to the mineral potential of the Property of which the Optionor or Schindler have knowledge.

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1.02 The  representations  and  warranties of the Optionor and Schindler  herein before set out form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement and shall survive the execution of this Agreement.

1.03 The Optionor will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it or Schindler and the Optionor acknowledges that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directly or through professional advisors, shall limit or extinguish the right to indemnity hereunder.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

2.01 The Optionee represents and warrants to the Optionor that:

     (a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada;

     (b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of the Optionee or any shareholders or directors resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound;

     (c)  no  proceedings  are pending  for,  and the Optionee is unaware of any basis for the institution of any proceedings leading to its dissolution or winding-up or placing it in bankruptcy or subject to any other laws governing the affairs of insolvent companies.

2.02 The representations and warranties contained in paragraph 2.01 are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at anytime without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in paragraph 2.01 shall survive the execution of this Agreement.

PURCHASE PRICE

3.01 The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to 100% of the Property, subject to the terms of this Agreement, a Net Smelter Return Royalty as described in the Net Smelter Return Agreement attached hereto as Schedule "B" and the exclusion any clause set out in paragraph 8.01 herein in consideration for the payments and expenditures as described in paragraph 3.02 herein.

3.02 To maintain in force the said Option and to acquire 100% of the issued capital of the Company, the Optionee shall make the following payments and expenditures:

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     (a)  The Optionee shall make cash option payments totaling $500,000 U.S. to the Optionor and expend a minimum $1,750,000 U.S. in Exploration Expenditures on the Property over a four year period (the "Option Period") as per the following schedule:

          (i) Optionee to make an initial Option Payment of $30,000 U.S. payable to Optionor upon signing of this Agreement on or before June 14, 2000 (the "Agreement Date") and the Optionee to incur Exploration Expenditures on the Property of $250,000 U.S. prior to July 1, 2002;

          (ii) the Optionee to make a second option payment of $5,000 U.S. payable to the Optionor on or before one year from the Agreement Date;

          (iii)the Optionee to make a third option payment of $5,000 U.S. payable to the Optionor on or before eighteen months from the Agreement Date;

          (iv) the Optionee to make a fourth option payment of $60,000 U.S. payable to the Optionor on or before two years from the Agreement Date;

          (v) the Optionee to make a fifth option payment of $100,000 U.S. payable to the Optionor on or before three years from the Agreement Date;

          (vi) the Optionee to make a sixth option payment of $100,000 U.S. payable to the Optionor on or before four years from the Agreement Date;

          (vii)the Optionee to make a seventh option payment of $100,000 U.S. payable to the Optionor on or before five years from the Agreement Date;

          (viii) the Optionee to make an eighth option payment of $100,000 U.S. payable to the Optionor on or before six years from the Agreement Date;

          (ix) incur Exploration Expenditures on the principal of $250,000 prior to July 1, 2002;

          (x) and incur Exploration Expenditures on the Property of a further $500,000 prior to July 1, 2004;

          (xi) and incur Exploration Expenditures on the Property of a further $1,000,000 prior to July 1, 2006.

     (b) For the purposes of this Agreement, costs and expenses creditable to Exploration Expenditures shall mean, monies expended in carrying out exploration work on the Property and shall include all costs and expenses incurred for exploration of or for the benefit of the Property, including but not limited to preparing engineering reports, costs and expenses to maintain title to the Property or to pay applicable claim renewal fees and permits, aerial and surface reconnaissance, including without limitation, geophysical and geochemical work and geological mapping; building and maintenance of necessary access roads, drill site preparation; exploration work; logging of drill holes and drill core; evaluation of geological, geophysical, geochemical or exploration data; laboratory work, including without limitation, assay and metallurgical analysis; and any environmental problems, reclamation or restoration work on the

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          Property,  any drill  sites,  access  roads or any  grounds  or waters surrounding the Property as required by any governmental agency or otherwise; salaries for employees employed on the site (including the
          costs  to  the   Optionee  for  fringe   benefits);   the  charges  of
          consultants, auditors, accountants and contractors directly incurred with respect to the Property; the costs of necessary transportation and equipment rentals and repairs, and the costs of mobilization and demobilization of personnel and equipment to the Property and return including the costs of creating and maintaining a camp on or near the Property; all fees required to maintain the Property in good standing in accordance with the laws of the Province of British Columbia and other governmental authorities having jurisdiction and such other
          costs  as  are  necessary  to  provide   sustenance  and  shelter  for
          personnel, plus an overhead charge equal to 10% of the costs of work performed by the Optionee and 5% of the costs of work performed by consultants and contractors;

     (c) in the event that the Exploration Expenditures in any period exceed the minimum amount to be expended, the excess amount shall be credited to the Exploration Expenditures to be expended in the following period or periods so that the amount of funds to be expended prior to the Optionee earning its interests shall not exceed $1,750,000 U.S.;

     (d) during the term of this Agreement, the Optionee shall act as the operator of the exploration work to be carried out on the Property.

TRANSFER OF TITLE

4.01 Upon the completion of the payments and expenditures described in sub-paragraph 3.02, the Optionor shall cause Schindler to transfer 100% of the Property to the Optionee or its transferee, subject to the terms of Net Smelter Return Agreement attached hereto as Schedule "B" and the exclusion any clause set out in paragraph 8.01 herein.

RIGHTS OF ENTRY AND INFORMATION

5.01 The Optionee shall have the sole and exclusive right at all times during the currency of this Agreement to enter in and upon the Property to manage the Property and any work programs conducted on the Property and to the extent that it is in its sole discretion may consider advisable to explore, examine, prospect, investigate, map, survey, mine, develop and to carry out commercial production on the Property or any part or parts thereof, and to extract, remove and treat rock, earth and, ore and minerals therefrom and to dump and store materials and waste materials thereon or therein. In doing such exploration, development, mining and production work, the Optionee may treat the Property as a group or in conjunction with adjoining mineral interests which the Optionee may own and may explore and develop the Property by means of drilling, shaft sinking, cross cutting, drifting and raising, or by any other exploration or development or mining method as recommended by its engineers, geologists and consultants. The Optionee shall have custody, possession and control of all drill cores during the term of this Agreement and upon the termination of this Agreement prior to the acquiring of an interest in the Property by the Optionee shall deliver up to the Optionor all such drill cores, together with all assays, geological information, models, maps and reports made prepared or taken in connection with the work conducted, or to be conducted, on the Property pursuant to the terms of this Agreement.


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5.02 The Optionee shall provide the Optionor with copies of all  Engineering and
Geological reports, maps and other data pertaining to the Property and any exploration or development work or examinations of said Property. The Optionor or its duly authorized representative, at their own risk and expense are permitted to inspect the Property, provided such inspection does not interfere with the operations of the Optionee. Each of the parties hereto agree that all data, reports records and other information relating to the Property and this Agreement will be treated as confidential. Each of the parties hereto agree that it shall not disclose to any third party or to the public any information concerning the Property or the results of operations on the Property or this Agreement unless the disclosure is required by law. In the event of any such requirement, the other party shall have a reasonable opportunity to comment on the release publication.

FORCE MAJEURE

6.01 If the Optionee is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labor disputes, lockouts, labor shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reasons or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of this Agreement as set out herein shall be extended by a period of time equal in length to the period of such prevention and delay.

6.02 The Optionee, insofar as is possible shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this Section and shall take all necessary steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to exists.

COVENANTS OF THE OPTIONEE

7.01 The Optionee hereby covenants and agrees with the Optionor as follows:

     (a) the Optionee shall carry out and record or cause to be carried out and recorded all assessment work upon the Property as may be required in order to maintain the Property in good standing at all times;

     (b) that during the currency of this Agreement it will maintain the said Property in good standing and will pay all rentals, rates, duties, royalties, assessments, fees, taxes or other governmental charges levied with respect to the Property and the Optionee's operations thereon which shall fall due during the period of this Agreement and such costs of operating the Company as pertain to the Property;

     (c) that it will carry out its operations on the Property in a careful and miner like manner and in accordance with the applicable laws and regulations of British Columbia;

     (d) that it will properly pay all accounts of every nature and kind for wages, supplies, Workers' Compensation Assessments, income tax deductions and all other accounts and indebtedness incurred by it so that no claim or lien arise thereon or upon the ore or mineral contained therein and it will indemnify the Optionor and save it harmless from any and all loss, costs, actions, suits, damages or claims which may be made against the Optionor and/or Schindler in respect of the operations on the Property, provided however, that the Optionee shall have the right to contest the validity of any such lien or claim of lien;

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     (e)  the Optionee  shall  indemnify  and hold the  Optionor  and  Schindler harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

     (f) the Optionee and/or its transferee shall be responsible for any environmental damages and the costs of all necessary reclamation work to abide by any governmental regulation existing during the term of this Agreement, provided that such costs or damages arise from the work done on the Property after Agreement Date;

     (g) the Optionee shall provide the Optionor with a quarterly progress report, in writing, with respect to its operations on the Property and shall provide the Optionor with copies of any and all documents filed by the Optionee to record assessment work on the Property;

     (h) prior to the commencement of any work on the Property, the Optionee shall provide the Optionee with a detailed description of any and all work programs (the "Work Plan") to be carried out on the Property. If within a 30 day period after delivery of the Work Plan the Optionor objects to the said Work Plan, the parties shall proceed as set out under the Arbitration provisions contained in this Agreement and during the time before the Arbitration is decided the Force Majeure provision shall be in effect.

EXCLUSION

8.01 There is excluded from this Option, that portion of the surface of the Property upon which is located the milling operation of the Optionor, including the mill equipment, buildings, facilities, tailing dams and such further area as is necessary to provide for the future expansion of such operation.

8.02 The Optionee covenants and warrants that the operations of the Optionee or its assignees, if any, shall not interfere with the ongoing milling operation of the Optionor or its assigns.

TERMINATION NOTICE

9.01 This Agreement shall terminate upon the Optionee giving thirty (30) days written notice to the Optionor of termination, provided that the Optionee is not in default under any provisions of this Agreement at the time the notice is given.

Notwithstanding anything in this Agreement, if the Optionee fails to make any payments or fails to do anything on or before the last day provided for such payment or performance under this Agreement, the Optionor may terminate this Agreement, but only if:

     (a) it shall have first given to the Optionee written notice of the failure, containing particulars of the payment which the Optionee has not made or the act which the Optionee has not performed; and

     (b) the Optionee has not, within thirty (30) days following delivery of such notice, cured such failure by appropriate payment or performance (the Optionee hereby agreeing that should it so commence to cure any failure it will prosecute the same to completion without undue delay).

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Should the Optionee  fail to comply with the  provisions  of paragraph  9.01(b), this Agreement shall be terminated without any further notice.

9.02 Upon termination of this Agreement, the Optionee shall:

     (a) turn over the Optionor's originals of all factual maps, reports, assays, results and other factual data; and

     (b) leave the Property in a safe condition in accordance with any applicable requirements of law.

9.03 Upon the termination of this agreement, the Optionee forfeits any and all interests in the this Agreement hereunder and shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those of its obligations which therefore should have been performed.

OPTIONEE'S INDEMNITY

10.01 The Optionee shall indemnify and save harmless the Optionor and Schindler from any and all liability arising on or in relation to the Property including but not limited to any liability from environmental damage during the term of this Agreement, unless caused by the fault of the Optionor or Schindler.

ARBITRATION

11.01 The parties agree that all questions or matters in dispute as to the interpretation or effect or any provision of this Agreement shall be finally settled by arbitration in the manner hereinafter set forth. If either of the Optionee or the Optionor wishes to submit a matter to arbitration, then such party shall give to the other party not less than ten (10) days' prior written notice of intention to do so, the party giving notice shall nominate one arbitrator and the other shall within fifteen (15) days after receiving such notice nominate another arbitrator. The two arbitrators so nominated shall within the next thirty (30) days unanimously agree on the appointment of a third arbitrator to act with them and to be chairman of the arbitration. If either of the Optionee or the Optionor shall fail to nominate an arbitrator within fifteen
(15) days after receiving notice of the nomination of the first arbitrator, the first arbitrator shall be the only arbitrator, and if two arbitrators are nominated but shall be unable to agree unanimously on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act (British Columbia). In all other respects, the arbitration shall be conducted in accordance with such Act and the chairman or, in the case whereby only one arbitrator is nominated, the single arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing evidence and representations and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act. The parties agree that the award of a majority of arbitrators or, in the case of a single arbitrator of the said arbitrator shall be binding upon each of them both as to law and fact and there shall be no appeal therefrom. Judgment or any award rendered pursuant to the arbitration proceedings may be entered into any court of competent jurisdiction or application made to such court for Judicial acceptance of the award and an order of enforcement. The costs of arbitration shall be borne equally by the parties unless otherwise determined by the arbitrator(s) in the award.



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NOTICE

12.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by telegram or fax, addressed as follows:

In the case of the Optionee:

BOW MINES LTD.
4793 Commercial Drive
Vancouver, B.C.   V5N 4G8

In the case of the Optionor:

INVESTNET, INC.
713 - 938 Howe Street
Vancouver, B.C.   V6Z 1N9
In the case of Schindler:

KARL SCHINDLER
4793 Commercial Drive
Vancouver, B.C.  V5N 4G8

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing or, if telegraphed or faxed, on the next succeeding day following the telegraphing or faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

INTERPRETATION

13.01 The terms of this Agreement shall be construed in accordance with the laws of British Columbia.

INUREMENT

14.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors or assigns, as the case may be.

ADDITIONAL TERMS

15.01 Each of the parties hereto agree to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning this Agreement, fully and effectually.


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15.02  This  Agreement  shall  supersede  and  replace  any other  agreement  or arrangement, whether oral or written heretofore existing between the parties hereto in respect of the subject matter of this Agreement.

15.03 This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

15.04 Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

15.05 Time is hereby expressly made of the essence with respect to the performance by the parties of their respective obligations under this Agreement.

15.06 No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

15.07 The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

15.08 The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

15.09 All references to dollar amounts contained in this agreement are references to United States unless specifically stated otherwise.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.


THE CORPORATE SEAL of BOW                          )
MINES LTD., was hereunto affixed in the            )
presence of:                                       )
Karl Schindler                                     )     /s/  Karl Schindler


THE CORPORATE SEAL of                              )
INVESTNET, INC., was hereunto affixed              )
in the presence of:                                )
Ruairidh Campbell                                  )     /s/  Ruairidh Campbell


SIGNED, SEALED AND DELIVERED by                    )
KARL  SCHINDLER,  in  the presence of:             )
/s/                                                )
Name                                               )
63-590 17th W - 7 Ave B.C.                         )
Address                                            )
Businessman                                        )     /s/ KARL SCHINDLER
Occupation                                         )


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                                  SCHEDULE "A"

To the Agreement between Bow Mines Ltd., Karl Schindler and InvestNet, Inc. as of the 14th day of June, 2000.

The following are the mineral claims described as the "Property":

GREENWOOD MINING DIVISION
PROVINCE OF BRITISH COLUMBIA


Claim Name                       Tenure No.                   No. of Units
----------                       ---------                    ------------
May Mac                           214189                           12
Lease                             216298                            0
Lease                             216301                            0
Lease                             216302                            0
A No. 1                           216570                            1
A No. 2                           216571                            1
A No. 3                           216572                            1
A No. 4                           216573                            1
Refer to Lot Table                216644                            1
Refer to Lot Table                216647                            1

The term "Property" specifically excludes the following which are located on the surface of the above described mineral claims:

1.   Any buildings;

2. The milling operation, including the mill equipment, facilities, tailing dams; and

3. The surface area upon which 1. and 2. are located and such further surface area as may reasonably be used in the future expansion of the milling operation.

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                                  SCHEDULE "B"

To the Agreement between Bow Mines Ltd., Karl Schindler and InvestNet, Inc. as of the 14th day of June, 2000.

THIS AGREEMENT made as of the _______ day of _______________, 2000.

BETWEEN:

INVESTNET, INC., a Nevada corporation, with office at 713 - 938 Howe Street, Vancouver, Province of British Columbia, V6Z 1N9;

(hereinafter referred to as the "InvestNet")
                                                               OF THE FIRST PART
AND:

BOW MINES LTD., a company duly incorporated pursuant to the laws of the Province of B.C., and having an office located at 4793 Commercial Drive, Vancouver, Province of British Columbia, V5N 4G8;

(hereinafter referred to as the "Bow")
                                                               OF THE FIRST PART
WHEREAS:

A. Pursuant to an Agreement (the "Option Agreement") dated as of June 14, 2000, InvestNet has acquired from Bow the following mineral claims (the "Mineral Claims") in the Greenwood Mining Division, in the Province of British Columbia:


Claim Name                     Tenure No.                     No. of Units
----------                     ---------                      ------------
May Mac                         214189                            12
Lease                           216298                             0
Lease                           216301                             0
Lease                           216302                             0

A No. 1                         216570                             1
A No. 2                         216571                             1
A No. 3                         216572                             1
A No. 4                         216573                             1
Refer to Lot Table              216644                             1
Refer to Lot Table              216647                             1

B. Pursuant to the terms of the said Agreement, the parties are entering into this Agreement to more particularly define and set forth the entitlement of Bow to receive and the obligation of InvestNet to pay to Bow a royalty on the proceeds from production on the Mineral Claims.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and the covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Bow shall be entitled to receive and InvestNet shall pay to Bow the 4% percent of Net Smelter Returns;

2. "Net Smelter Returns" shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of gold, ores, base metals, precious metals, rare earth metals, elements and any other minerals normally subject to net smelter returns or concentrates produced from the mineral claims and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges, penalties, smelter assay costs and umpire assay costs, costs of freight and handling of metals of or concentrates from the Mineral Claims to any mint, smelter, refinery, or other purchaser marketing costs including insurance on all such metals or concentrates, customs duties or mineral taxes or the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates. But not including InvestNet's income tax, property tax, ad valorem tax business tax, or similar taxes. Any charges to be conducted hereunder which are made to an Associated Company of InvestNet must be on commercially reasonable terms or much be approved in writing by Bow.

3. Payments of Net Smelter Returns shall be made within 30 days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by InvestNet. All such payments shall be made in Canadian dollars.

4. For the purposes of determining Net Smelter Returns, all receipts and disbursements in currency other than United States shall be converted into United States currency on the day of receipt or disbursement, as the case may be.

5. Each payment of Net Smelter Returns shall be accompanied by a statement indicating the calculation of Net Smelter Returns paid. Bow shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payments, provided however, that such audit shall be made only on an annual basis and within 12 months of the end of the fiscal period in respect of which such audit is made.

6. Payment of Net Smelter Returns shall be made to Bow at such place or places in Canada as it shall advise InvestNet from time to time.

7. If metal, concentrates or ore shipped from the Claims are lost or destroyed under circumstances in which InvestNet receives payment under an insurance policy, such payments will be deemed Net Smelter Returns.

8. InvestNet shall not sell, assign, transfer or in any other manner deal with the Claims or any interest therein without the purchaser, transferee or assignee acquiring the Claims or such interest therein first agreeing with Bow in writing to be bound by the terms of this agreement.

9. This agreement shall enure to the benefit of and be binding upon the parties hereto and their heirs, executors, administrators, successors and assigns.

10. Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by the arbitration procedure provided in the Option Agreement. No error in accounting or in interpretation of the Option Agreement or this Agreement shall be the basis of or a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by Bow under the terms of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.


THE CORPORATE SEAL of                              )
INVESTNET, INC., was hereunto affixed              )
in the presence of:                                )
                                                   )
-------------------------------                    )
                                                   )                         C/S
                                                   )
-------------------------------                    )


THE CORPORATE SEAL of BOW                          )
MINES LTD., was hereunto affixed in the            )
presence of:                                       )
                                                   )
-------------------------------                    )
                                                   )                         C/S
                                                   )
-------------------------------                    )
                                                   )

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